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  UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 8, 2025
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Goosehead Insurance, Inc.
(Exact Name of Registrant as Specified in its Charter)
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Delaware	001-38466	82-3886022
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1500 Solana Boulevard, Ste. 4500
Westlake, Texas 76262
(Address of Principal Executive Offices, and Zip Code)

214-838-5500
Registrant’s Telephone Number, Including Area Code

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $.01 per share	GSHD	NASDAQ
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01     Entry into a Material Definitive Agreement.

On January 8, 2025, Goosehead Insurance Holdings, LLC ("Borrower") entered into a Credit Agreement (the "Credit Agreement") with Goosehead Financial, LLC ("Holdings") and certain subsidiary guarantors named therein (collectively with Borrower and Holdings, the "Loan Parties"), certain lender parties named therein, and JPMorgan Chase Bank, N.A. ("JPM"), as administrative agent, providing for an aggregate $300 million term notes payable (the "Initial Term Loan") and $75 million revolving credit facility (the "Revolving Credit Facility"). The Initial Term Loan matures on January 8, 2032 and the Revolving Credit Facility matures on January 8, 2030.

The Credit Agreement replaces the Second Amended and Restated Credit Agreement, dated July 21, 2021, by and among Borrower, Holdings, certain lenders and issuing banks party thereto from time to time, JPM, as administrative agent, and each of the other parties thereto, which was repaid with the proceeds of the Initial Term Loan and terminated.

Loans under the Credit Agreement will bear interest (i) with respect to each ABR Borrowing (as defined in the Credit Agreement), at a rate per annum equal to the greatest of (a) the prime rate in effect on such day, (b) the Federal Reserve Bank of New York rate in effect on such day plus ½ of 1%, and (c) the term SOFR rate for a one-month interest period plus 1% (collectively, the “Alternative Base Rate”) plus a margin (ii) with respect to each Term Benchmark Borrowing (as defined in the Credit Agreement), at the term SOFR rate for the elected interest period of either one, three or six months, plus a margin and (iii) with respect to each RFR Loan (as defined in the Credit Agreement), at a rate per annum equal to the Daily Simple SOFR plus a margin.

Borrower is permitted to voluntarily prepay amounts outstanding under the Credit Agreement at any time without premium or penalty, subject to certain exceptions under the Credit Agreement. Proceeds of the Credit Agreement are intended to be used to make a distribution to the equity holders of Holdings, including Goosehead Insurance, Inc. (the “Company”), as described under Item 8.01 of this Current Report on Form 8-K, and any remaining proceeds may be used for working capital and other general corporate purposes.

The Credit Agreement is secured by all property owned, leased or operated by Borrower or any Loan Party, except for certain excluded assets. The subsidiary guarantors have agreed to guarantee the Borrower's obligations and secure all of their respective obligations under the Credit Agreement.

The Credit Agreement contains customary affirmative and negative covenants, including covenants limiting the ability of the Loan Parties and their subsidiaries to, among other things, incur debt, grant liens, make acquisitions, dispose of or transfer assets, and enter into transactions with affiliates, in each case, subject to customary and other agreed limitations and exceptions set forth in the Credit Agreement. The Credit Agreement also contains customary events of default relating to, among other things, certain payment defaults, breaches of covenants, insolvency and bankruptcy defaults and judgment defaults.

The foregoing description of the Credit Agreement is a summary and is qualified in its entirety by the terms and conditions of the Credit Agreement, a copy of which will be filed with the Company's next quarterly report on Form 10-Q.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01 Other Events.

On January 10, 2025, the Company announced that on January 9, 2025, Holdings declared a special distribution of $175 million payable in cash on January 31, 2025 to holders of record of Holdings' LLC Units, including the Company, as of the close of business on January 21, 2025. On January 10, 2025, the Company also announced that on January 9, 2025, its board of directors declared a one-time special cash dividend of $5.91 per share on the Company's outstanding Class A common stock. The dividend will be payable in cash on January 31, 2025 to shareholders of record as of the close of business on January 21, 2025.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated January 10, 2025
104	Cover Page Interactive Date File (embedded with the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOOSEHEAD INSURANCE, INC.

Date: January 10, 2025	By:	/s/ Mark K. Miller
Mark K. Miller President and Chief Executive Officer